CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Cyprus Amax Minerals Company of our report dated
February 17, 1995, which appears on page 23 of the 1994 Annual Report of Cyprus Amax Minerals Company to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 30 of such Annual Report on Form 10-K.


Price Waterhouse LLP
PRICE WATERHOUSE LLP

Denver, Colorado
July 14, 1995